HARRISON LAW, P.A.

8955 U.S. Highway 301 N. No. 203

Parrish FL  34219

Phone:  (941) 723-7564

Fax:  (941) 531-4935

www.harrisonlawpa.com

August 7, 2013

Sichuan Leaders Petrochemical Company

6371 Business Blvd. Suite 200

Lakewood Ranch, FL  34240

Attention:  Board of Directors

Ladies and Gentlemen:

Please be advised that I hereby resign from my position as Director and Chief Financial Officer of Sichuan Leaders Petrochemical Company (the “Company”), effective at 5:00 p.m., Wednesday, August 7, 2013.  As long as the Board approves, I will remain in the capacity of corporate Secretary.

Due to the Company’s increased focus on Chinese only business and operations, I believe it in the best interests of the Company to find a Chinese Director that will devote the time necessary to further the goals of the Company.

This resignation is not the result of a disagreement with management regarding the operations, policies or practices of the Company.

Sincerely,

/s/Diane J. Harrison

Diane J. Harrison